As filed with the Securities and Exchange Commission on December 11, 2009
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
Analog Devices, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	04-2348234
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

One Technology Way, Norwood, MA	02062-9106
(Address of principal executive offices)	(Zip Code)
Analog Devices, Inc.
2006 Stock Incentive Plan
(Full Title of the Plan)
Margaret K. Seif
One Technology Way
Norwood, MA 02062
(Name and Address of Agent For Service)
(781) 329-4700
(Telephone Number, Including Area Code, of Agent For Service)
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price per	aggregate offering	Amount of
to be registered	registered(1)	share	price	registration fee
Common Stock, $0.16 2/3 par value per share	15,257,044 shares (2)	$30.32 (3)	$462,517,289 (3)	$25,809

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	13,661,403 of these shares were previously registered pursuant to a registration statement filed on Form S-8 (File No. 333-75170) (the “2001 Registration Statement”) filed by the Registrant on December 14, 2001 in connection with the Registrant’s 2001 Broad-Based Stock Option Plan (the “2001 Plan”). 11,738,094 of the shares from the 2001 Registration Statement had been awarded under options that were surrendered and cancelled as part of a recent option exchange program approved by the Registrant’s shareholders and, under the terms of the exchange program and the Registrant’s 2006 Stock Incentive Plan (the “2006 Plan”), were added to the shares available for issuance under the 2006 Plan as new option grants under the program. The remaining 1,923,309 shares from the 2001 Registration Statement became available for grant under the 2006 Plan when the awards under which they were granted were otherwise cancelled. The Registrant is transferring such shares from the 2001 Registration Statement and has filed a Post-Effective Amendment to the 2001 Registration Statement deregistering such shares in connection with such transfer. 1,595,641 of these shares were originally registered pursuant to a registration statement on Form S-8 (File No. 333-40222) (the “1998 Registration Statement”) filed by the Registrant on June 27, 2000 in connection with the Registrant’s 1998 Stock Option Plan (the “1998 Plan”). These shares became available for grant under the 2006 Plan when the awards under which they were granted were cancelled. The Registrant is transferring such shares from the 1998 Plan and has filed a Post-Effective Amendment to the 1998 Registration Statement deregistering such shares in connection with such transfer.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on December 8, 2009.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 6. Indemnification of Directors and Officers.
SIGNATURES
INDEX TO EXHIBITS
Ex-5.1 Opinion of Wilmer Cutler Pickering Hale and Dorr LLP
Ex-23.2 Consent of Ernst & Young LLP

EXPLANATORY NOTE
This Registration Statement registers additional securities of the same class as other securities for which Registration Nos. 333-156309 filed on December 19, 2008 and 333-132409 filed on March 14, 2006 (collectively, the “Existing Registration Statements”) relating to the Analog Devices, Inc. 2006 Stock Incentive Plan, as amended (the “2006 Plan”), are effective.
Analog Devices, Inc. (“Analog” or the “Company”) is registering an additional 15,257,044 shares of its common stock under the 2006 Plan with the filing of this registration statement on Form S-8. 13,661,403 of these shares were previously registered pursuant to a registration statement filed on Form S-8 (File No. 333-75170) filed by Analog on December 14, 2001 in connection with Analog’s 2001 Broad-Based Stock Option Plan (the “2001 Shares”). 11,738,094 of the 2001 Shares were surrendered and cancelled under an option exchange program approved by Analog’s shareholders (the “Exchange Program”) and, under the terms of the 2006 Plan and the Exchange Program, were added to the shares available for issuance under the 2006 Plan as new option grants under the Exchange Program. 1,923,309 of the 2001 Shares became available for grant under the 2006 Plan when the awards under which they were granted were otherwise cancelled. The remaining 1,595,641 shares were originally registered pursuant to a registration statement on Form S-8 (File No. 333-40222) filed by Analog on June 27, 2000 in connection with the Registrant’s 1998 Stock Option Plan. These shares also became available for grant under the 2006 Plan when the awards under which they were granted were cancelled.
STATEMENT OF INCORPORATION BY REFERENCE
Except as otherwise set forth below, this registration statement incorporates by reference the contents of the Existing Registration Statements.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 6. Indemnification of Directors and Officers.
Article 6A of the Company’s Restated Articles of Organization, as amended (the “Restated Articles”) provides that the Company shall indemnify each person who is, or was, a director or officer of the Company or who is or was a director or employee of the Company and is serving or has served as a director of another organization at the request of the Company or in any capacity with respect to an employee benefit plan of the Company, against all liabilities and expenses, including judgments, fines, penalties, amounts paid or to be paid in settlement, and reasonable attorneys’ fees, imposed upon or incurred by any such person in connection with, or arising out of, the defense or disposition of any action, suit or other proceedings, whether civil or criminal, to which such individual may be made a defendant or with which such individual may become involved or threatened, directly or indirectly, by reason of having been an officer or director of the Company or as a result of his having served with respect to any such employee benefit plan. Article 6A further provides that the Company shall provide no indemnification with respect to any matter as to which any director or officer shall be finally adjudicated in such action, suit or proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the Company or, if the matter relates to an employee benefit plan, the participants or beneficiaries of such employee benefit plan. The right to indemnification conferred by Article 6A includes the right to be paid by the Company for liabilities and expenses incurred in connection with settlement or compromise of any such action pursuant to a consent decree or otherwise, unless a determination is made by the board of directors that such settlement or compromise is not in the best interests of the Company or, if the matter relates to an employee benefit plan, the participants or beneficiaries of such employee benefit plan.
Article 6A of the Restated Articles includes the right to payment by the Company of expenses, including reasonable attorney’s fees, incurred in defending a civil or criminal action, suit or proceeding in advance of its final disposition, subject to receipt of an undertaking by the individual person to repay such payment if it is ultimately determined that such person is not entitled to indemnification under the Restated Articles. However, no advance may be made if the board of directors reasonably and promptly determines, by a majority vote of a quorum consisting of disinterested directors (or, if such quorum is not obtainable, by a majority of the disinterested directors of the Company or if two disinterested directors are not then in office, by independent legal counsel in a written opinion), based on facts known to the board of directors or such independent legal counsel at such time, that such person did not act in good faith in the reasonable belief that his action was in the best interest of the Company or the participants or beneficiaries of such employee benefit plan, as the case may be.
Under Article 6A of the Restated Articles, if an individual is entitled under any provision of Article 6 of the Restated Articles to indemnification by the Company for some or a portion of the liabilities or expenses imposed upon or incurred by such individual in the investigation, defense, appeal or settlement of any action, suit or proceeding but not, however, for the total amount thereof, the Company shall nevertheless indemnify such individual for the portion of such liabilities or expenses to which such individual is entitled. The Company’s obligation to provide indemnification under the Restated Articles shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by the Company or any other person.
Under Article 6D of the Restated Articles, to the fullest extent permitted by the Massachusetts Business Corporation Act, as may be amended from time to time, no director shall be personally liable to the Company or its stockholders for monetary damages for breach of his fiduciary duty as a director, notwithstanding any provision of law imposing such liability.
The Company has also entered into indemnification agreements with its directors and executive officers, each of which creates a direct contractual obligation of the Company to indemnify the individual under certain circumstances. Each agreement generally provides that the Company will indemnify the director or officer to the fullest extent permitted under Massachusetts law for claims arising in such individual’s capacity as a director or officer of the Company or in connection with his or her service at the request of the Company for another entity. Each agreement, among other things, establishes certain remedies for claims and contains deadlines and procedures to be followed in connection with a request for indemnification and/or advancement of expenses, including in the event of a change in control of the Company.
In addition, the Company has directors and officers liability insurance for the benefit of its directors and officers.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Norwood, Massachusetts, on this 11th day of December, 2009.

ANALOG DEVICES, INC.
By:	/s/ Jerald G. Fishman
Jerald G. Fishman
President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY AND SIGNATURES
     We, the undersigned officers and directors of Analog Devices, Inc., hereby severally constitute and appoint Jerald G. Fishman, David A. Zinsner and Margaret K. Seif and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Analog Devices, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Ray Stata	Chairman of the Board	December 11, 2009
Ray Stata

/s/ Jerald G. Fishman	President,	December 11, 2009
Jerald G. Fishman	Chief Executive Officer
and Director (Principal Executive Officer)

/s/ David A. Zinsner	Vice President-Finance	December 11, 2009
David A. Zinsner	and Chief Financial Officer (Principal Financial Officer)

/s/ Seamus Brennan	Vice President, Corporate Controller	December 11, 2009
Seamus Brennan	and Chief Accounting Officer (Principal Accounting Officer)

/s/ James A. Champy	Director	December 11, 2009
James A. Champy

Name	Title	Date

/s/ John L. Doyle	Director	December 11, 2009
John L. Doyle

/s/ John C. Hodgson	Director	December 11, 2009
John C. Hodgson

/s/ Yves-Andre Istel	Director	December 11, 2009
Yves-Andre Istel

/s/ Neil Novich	Director	December 11, 2009
Neil Novich

/s/ F. Grant Saviers	Director	December 11, 2009
F. Grant Saviers

/s/ Paul J. Severino	Director	December 11, 2009
Paul J. Severino

/s/ Kenton J. Sicchitano	Director	December 11, 2009
Kenton J. Sicchitano

INDEX TO EXHIBITS

Number	Description

4.1	Restated Articles of Organization of the Registrant, filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended May 3, 2008, filed on May 20, 2008 (File No. 1-7819).

4.2	Amendment to Restated Articles of Organization of the Company, filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on December 8, 2008 (File No. 1-7819).

4.3(2)	Amended and Restated By-Laws of the Registrant, filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on December 8, 2008.

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Registrant.

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1).

23.2	Consent of independent registered public accounting firm.

24	Power of attorney (included on the signature pages of this registration statement).

99.1	2006 Stock Incentive Plan of Analog Devices, Inc., filed as Appendix A of the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on February 8, 2006 (File No. 1-7819) and incorporated herein by reference.

99.2	Amendment No. 1 to 2006 Stock Incentive Plan of Analog Devices, Inc., filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended October 28, 2006 (File No. 1-7819) as filed with the Commission on November 20, 2006 and incorporated herein by reference.

99.3	Amendment No. 2 to 2006 Stock Incentive Plan of Analog Devices, Inc., filed as exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended August 1, 2009 (File No. 1-7819) as filed with the Commission on August 18, 2009 and incorporated herein by reference.

99.4	Amendment No. 3 to 2006 Stock Incentive Plan of Analog Devices, Inc. filed as exhibit 10.14 to the Company’s Annual Report on Form 10-K for the year ended October 31, 2009 (File No. 1-7819) as filed with the Commission on November 24, 2009 and incorporated herein by reference.